Exhibit 99.3
Tronox Increases Project Cornerstone
Cost Reduction Initiative by $25 Million
     Oklahoma City, Aug. 8, 2007 — Tronox Incorporated (NYSE: TRX, TRX.B) announced today that it has increased its Project Cornerstone initiative by $25 million in annual cash cost reductions (pretax) to be achieved through new operational and selling, general and administrative (SG&A) cost reduction efforts. Also, Tronox announced changes to its retiree medical and life insurance effective April 1, 2009, that will reduce its postretirement obligation in the range of $70 million to $80 million during the third quarter and reduce pretax noncash expense in the range of $5 million to $7 million for the remainder of 2007 and $13 million to $16 million per year for 2008 and beyond.
     Tronox expects to reach its original Cornerstone cash cost reduction target of $60 million (pretax) by the end of 2008 as projected, with the additional $25 million in savings to be achieved during the 2007 through 2009 timeframe. The company also is on track to achieve its Project Cornerstone working capital reduction target of $100 million by the end of 2010.
     Approximately $18 million of the $25 million in additional Cornerstone savings will be operating cost reductions and the remaining $7 million will be SG&A cost reductions. These savings will be achieved through new operations, supply chain and process improvement projects, SG&A reductions and a work force reduction.
     “We are very pleased with our Project Cornerstone progress to date, and in response to the challenging short-term environment we are taking further steps under this initiative to improve our competitiveness and financial performance,” said Tom Adams, chairman and chief executive officer. “I commend our employees for their commitment to Project Cornerstone.

Thanks to their efforts, we are exceeding our targets. As of the end of June, we had reduced annual cash costs by approximately $39 million (pretax) from early third quarter 2006 and achieved working capital reductions of $41 million compared to March 31, 2006. We will continue to work to improve our cost structure and add value to our business through our cost reduction, cash management, quality and margin initiatives.”
     The work force reduction is global in scope, with the exception of Tronox’s Uerdingen, Germany, facility, which the company is evaluating options to monetize. Tronox is reducing its work force of approximately 1,400, which excludes the Uerdingen work force, by approximately 7%, or 100 positions. Approximately 55% of these positions have already been vacated this year as a result of natural attrition and our ongoing hiring freeze. The company expects to record a third-quarter charge in the range of $9 million to $11 million (pretax) related to severance and special termination benefits.
     Tronox also will be decreasing the percent it pays toward retiree medical insurance from 67% to 25% and changing retiree life insurance for all covered retirees to $10,000. These changes are effective April 1, 2009. The 2009 effective date is consistent with the separation agreement with Kerr-McGee, which requires Tronox to continue to provide retiree benefits at similar levels to what Kerr-McGee provided for a three-year period following the separation, which took place March 30, 2006.
     Based on the additional savings expected from new Project Cornerstone efforts and changes to retiree benefits, Tronox now projects its SG&A for 2007 will be in the range of $125 million to $130 million, excluding one time costs.
     Headquartered in Oklahoma City, Tronox is the world’s third-largest producer and marketer of titanium dioxide pigment, with an annual production capacity of 642,000 tonnes. Titanium dioxide pigment is an inorganic white pigment used in paint, coatings, plastics, paper and many other everyday products. The company’s five pigment plants, which are located in the United States, Australia, Germany and the Netherlands, supply high-performance products to approximately 1,100 customers in 100 countries. In addition, Tronox produces electrolytic products, including sodium chlorate, electrolytic manganese dioxide, boron trichloride, elemental boron and lithium manganese oxide. Tronox’s current investor presentation is available on the company’s website, www.tronox.com, in the Investor Relations section under webcasts and events.
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Forward-Looking Statements: Some information in this news release regarding the company’s or management’s intentions, beliefs or expectations, or that otherwise speak to future events, are “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “budget,” “goal,” “plans,” “objective,” “outlook,” “should,” or similar words. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the market value of Tronox’s products, demand for consumer products for which Tronox’s businesses supply raw materials, the financial resources of competitors, changes in laws and regulations, the ability to respond to challenges in international markets, including changes in currency exchange rates, political or economic conditions in areas where Tronox operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors Section of Tronox’s Annual Report on Form 10-K and Form 10-Q, as filed with the U.S. Securities and Exchange Commission (SEC), and other SEC filings. Actual results and developments may differ materially from those expressed or implied in this news release. The company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. Investors are urged to consider closely the disclosures and risk factors in Tronox’s Annual Report on Form 10-K available on Tronox’s website, www.tronox.com. This also can be obtained from the SEC by calling 1-800-SEC-0330.

Media Contact:	Debbie Schramm Direct: 405-775-5177 Cell: 405-830-6937 debbie.schramm@tronox.com

Investor Contact:	Robert Gibney Direct: 405-775-5105 robert.gibney@tronox.com
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